Exhibit 10.7

Evolution Capital Pty Ltd

Level 8, 143 Macquarie Street

Sydney NSW 2000, Australia

November 10, 2025

Evolution Global Acquisition Corp

2727 LBJ Freeway Suite 1010

Farmers Branch, TX 75234

RE:	Management Consulting & Corporate Advisory Services

Dear Mr. Chen:

This agreement (the “Agreement”) will confirm our understanding that Evolution Global Acquisition Corp (“EVOX”) has engaged Evolution Capital Pty Ltd (“Advisor”) to act as a management consulting and corporate advisor in the preparation of corporate strategies, management support, business strategies, policies and business plan of EVOX to support its executive officers and members of its board of directors for the proposed initial public offering (“IPO”) of EVOX (the “Transaction”). This engagement shall be exclusive with respect to the Transaction on behalf of EVOX in connection with the Transaction.

Section 1. Scope of Engagement and Services. In connection with this engagement, the Advisor shall, as appropriate, provide transaction advisory services with the following scope:

●	Advising and refining business plans and objectives for EVOX;

●	Advising EVOX and supporting EVOX in the collation of information and documents;

●	Assisting EVOX in market research and data collection in relation to its proposed business;

●	Preparation of presentations and supporting documents as may be commissioned by EVOX from time to time;

●	Assistance and support in the appointment of any advisors at various times for the business of EVOX;

●	Providing the officers and directors of EVOX significant support, assistance and other ancillary services as may be reasonably necessary to consummate the IPO; and

●	Supporting EVOX in completing the IPO by way of provision of all the above activities or such other activity as may be agreed to with EVOX.

Section 2. Compensation. Upon the closing of the IPO, there will be an advisory fee of US$420,000 (or $480,000 if the underwriters’ over-allotment option is exercised in full), which advisory fee shall be due and payable promptly following the closing of the IPO.

Section 3. Expenses. Each party shall be responsible for their respective out-of-pocket expenses incurred in connection with the Transaction, whether or not the Transaction is completed.

Section 4. Advisor’s Relationships with Others. EVOX acknowledges that Advisor and its affiliates are in the business of providing corporate advisory and consulting services to others and agrees that the provision of such services to other parties shall not constitute a breach hereof of any duty owed to EVOX by virtue of this Agreement.

Section 5. Confidential Information. In connection with the rendering of services hereunder, Advisor has been and will be furnished with certain confidential information (verbally or by written means) of EVOX, its affiliates including, but not limited to, business information, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information (whether or not classified or identified as confidential) shall be deemed “Confidential Material,” shall be kept strictly confidential, used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Advisor, or its affiliates, directors, officers, employees and representatives without the prior written consent of EVOX. In the event Advisor is required by applicable law to disclose any of the Confidential Material to a regulatory or government authority, Advisor will deliver to EVOX prompt notice of such requirement (following Advisor’s knowledge or determination of such requirement) prior to such disclosure so EVOX may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because EVOX elected not to seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Advisor is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Advisor may do so by giving due consideration to any comments received from EVOX in relation to such disclosure without liability hereunder.

Section 6. Governing Law and Dispute Resolution. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Section 7. Miscellaneous.

(a) Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or electronic transmission (e-mail) and confirmed if to EVOX, addressed to it at the address above, or if to the Advisor, addressed to them at: Level 8, 143 Macquarie Street, Sydney NSW 2000, Australia. Such notice or other communication shall be deemed to be given on the date of receipt.

(b) This Agreement embodies the entire agreement and understanding between EVOX and the Advisor and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and any understanding that the Advisor may have had with EVOX related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Advisor and EVOX.

[signature pages follow]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

EVOLUTION CAPITAL PTY LTD

By:	/s/ Stephen Silver
Stephen Silver, Managing Member

Agreed to and accepted as of the date first written above:

EVOLUTION GLOBAL ACQUISITION CORP

By:	/s/ Arthur Chen
Arthur Chen, Chief Financial Officer

[Signature Page to Advisory Agreement]